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                                                                    EXHIBIT 2(f)


                   AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT
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This AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT, dated as of January 21, 1999, by and amongst Integrated Health Concepts Inc., a Texas corporation ("IHC" or the "Company"), US Diagnostic Inc., a Delaware corporation ("USD"), and Mohammad Athari, M.D., a resident of Houston, Texas ("Buyer") hereby amends the Stock Purchase Agreement of even date herewith by and among the parties hereto.

         NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in the Stock Purchase Agreement and in this Amendment No. 1 thereto, the parties hereto do hereby agree as follows:

1. The following agreements attached hereto shall constitute a part of the Stock Purchase Agreement as if set forth in full therein:

         a. the Payroll and Billing/Collection Services Agreement attached hereto as EXHIBIT A;

         b. the letter by Joseph Paul, CEO of USD, on behalf of USD, to Teddy Hart of the Harvest Financial Group Inc., on behalf of Athari, dated January 19, 1999 attached hereto as EXHIBIT B-1 and letter by Wayne Moor, on behalf of USD, to Mike Duvall dated January 20, 1999 attached hereto as EXHIBIT B-2;

         c. the Termination, Release and Indemnification Agreement attached hereto as EXHIBIT C; and

         d. the Trade Payables Agreement attached hereto as EXHIBIT D.

2. A new Section 10.06 is hereby added to the Stock Purchase Agreeement which reads in its entirety as follows:

         "10.06 PENDING LITIGATION MATTERS. Nothwithstanding the foregoing provisions of this Article X, USD agrees that, after the Closing Date, it will be responsible for, and hold IHC harmless from, any and all costs, expenses and liabilities, and all parties agree that USD shall solely be entited to any and all of the benefits, relating to the following: (i) Cause No. 98-40878; U.S. DIAGNOSTIC, INC. AND INTEGRATED HEALTH CONCEPTS, INC. V. R. BRUCE BUCKLEY AND BUCKLEY, MATHEWS & WHITE, L.L.P. in the 55th Judicial District Court of Harris County, Texas; (ii) C.A. No. H-95-4250; PARKWAY IMAGING CENTER, INC. AND QUANTUM MRI & DIAGNOSTIC CENTER, INC.'s LIFE, ACCIDENT AND HEALTH BENEFIT PLAN, ET AL.
V. HOME LIFE FINANCIAL ASSURANCE CORPORATION, ET AL; in the United States District Court for the Southern District of Texas, Houston Division (now C.A. 97-21024 in the United States Court of Appeals, Fifth Circuit); and (iii) Cause No. 98-11521; PARKWAY TOWER, P.L.L. V. INTEGRATED HEALTH CONCEPTS, INC., ET AL, District Court, Harris County, Texas."




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3. Except to the extent amended in this Amendment No. 1, the Stock Purchase
Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Stock Purchase Agreement to be duly executed all as of the day and year first above written.

US DIAGNOSTIC INC.



BY: /s/ Jospeh A. Paul
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    Joseph A. Paul, Chief Executive Officer and President


INTEGRATED HEALTH CONCEPTS, INC.



BY: /s/ Joseph A. Paul
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ITS: Treasurer
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/s/ Mohammad Athari
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Mohammad Athari, M.D.





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